Exhibit 99.1

FAT BRANDS INC. ANNOUNCES FISCAL THIRD QUARTER 2017 FINANCIAL RESULTS

Conference call and webcast will be held at 5:00 p.m. ET today

LOS ANGELES (November 29, 2017) – FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT) (“FAT Brands” or the “Company”) today announced financial results for its 13-week fiscal third quarter ended September 24, 2017.

Andy Wiederhorn, President and CEO of FAT Brands, commented, “We are proud of our third quarter results, which included same-store sales growth of 3.8% at Fatburger and 3.9% at Buffalo’s, despite what remains a challenging industry backdrop. These results continue the trend of seven consecutive years of positive same-store sales for both Fatburger and Buffalo’s franchisees domestically.”

Wiederhorn continued, “In October we completed our initial public offering with the goal of growing our portfolio of fresh, authentic, and tasty brands. We have developed a strong and actionable pipeline of targets, and recently announced our first deal as a public company, the acquisition of Hurricane Grill & Wings, which is expected to close later this year. There are a number of attractive opportunities to consolidate brands onto our platform as part of our asset light growth strategy, which we believe will drive meaningful value for our shareholders over the long term. We are just getting started.”

“FAT Brands is built for growth. Our robust management and systems platforms support the expansion of our existing brands, while enabling the accretive acquisition and efficient integration of additional restaurant concepts. This scalable platform generates significant efficiencies in franchise support services and corporate overhead. Pro forma for the Hurricanes acquisition and expected synergies, we expect annualized revenue to exceed $17 million, and annualized adjusted cash earnings of greater than $11 million, or $1.10 per share,” Wiederhorn concluded.

The Company was formed as a Delaware corporation on March 21, 2017 as a wholly owned subsidiary of Fog Cutter Capital Group Inc. (“FCCG”). The Company was formed for the purpose of completing a public offering and related transactions, and to acquire and continue certain businesses previously conducted by subsidiaries of FCCG. These planned transactions have occurred subsequent to the effective date of the accompanying financial statements, and as a result, the statements of operations, changes in stockholder’s’ equity, and cash flows reflect that there have been no operating activities in this entity from formation through September 24, 2017.

The following highlights present the summary historical financial data for Fatburger North America, Inc. and Buffalo’s Franchise Concepts, Inc., which were historically under common control of FCCG and are the predecessors of the issuer, FAT Brands Inc., for financial reporting purposes. The historical financial and other data of Fatburger North America, Inc. and Buffalo’s Franchise Concepts, Inc. have been combined on a pro forma basis through mathematical addition to show how FAT Brands Inc. would have performed if simply combined as one operating entity for the periods presented. These results are not representative of the go forward business due to the subsequent events described below, and do not include results for Ponderosa and Bonanza Steakhouses.

Fiscal Third Quarter Highlights for Predecessor

●	System-wide sales of $32.9 million, up 7.5% y/y
●	System-wide restaurant count of 174 locations, as compared to 178 locations in the third quarter of last year
●	Same-store sales growth (1) of 3.8% at Fatburger, 3.9% at Buffalo’s
●	Total Revenue of $2.4 million versus $3.0 million in the prior year period
●	Operating Income of $1.6 million versus $2.1 million in the prior year period
●	Net Income of $1.0 million versus $1.3 million in the prior year period
●	EPS of $0.10 as compared to $0.13 in the prior year period
●	EBITDA, a non-GAAP measure, of $1.6 million, as compared to $2.1 million in the prior year period

(1)	Excludes 2 Fatburger locations that were adversely affected by ongoing construction, and 4 Buffalo’s locations with extraordinary adverse conditions from construction, changes in alcohol laws and political sanctions affecting supply chain

Subsequent Events

On October 20, 2017, the Company completed its initial public offering, raising $21.2 million in net proceeds. In connection with the IPO, FCCG contributed its two operating subsidiaries, Fatburger North America, Inc. and Buffalo’s Franchise Concepts Inc. to the Company. Additionally, FCCG consummated the acquisition of Homestyle Dining LLC, and immediately contributed its franchising subsidiaries, Ponderosa Franchising Company; Bonanza Franchising Company; Ponderosa International Development, Inc.; and Puerto Rico Ponderosa, Inc. to FAT Brands.

On November 15, 2017 the Company announced that it has signed a definitive agreement to acquire Hurricane Grill & Wings, a Florida-based restaurant brand with over 60 units open or under construction. The acquisition is expected to close in 2017, subject to customary closing conditions including the receipt of financing.

Fiscal Third Quarter Highlights Pro Forma for IPO and Acquisition of Ponderosa and Bonanza Steakhouses

The unaudited pro forma condensed consolidated financial statements are based on FAT Brands’, Fatburger’s, Buffalo’s and Ponderosa’s historical financial statements as adjusted to give effect to the acquisition of Ponderosa. The unaudited pro forma consolidated statements of operations for the 13 weeks ended September 24, 2017, and the 13 weeks ended September 25, 2016 give effect to the acquisitions as if they had occurred on December 28, 2015.

Please note the pro forma results are before expected synergies, and do not account for the acquisition of Hurricane Grill & Wings, which is expected to close later this year.

●	System-wide sales of $75.9 million, down 0.1% y/y
●	System-wide restaurant count of 292 locations, as compared to 307 locations in the third quarter of last year
●	Same-store sales growth (1) of 3.8% at Fatburger, 3.9% at Buffalo’s, and negative 3.5% at Ponderosa
●	Total Revenue of $3.5 million versus $4.1 million in the prior year period
●	Operating Income of $2.1 million versus $2.6 million in the prior year period
●	Net Income of $1.5 million versus $1.9 million in the prior year period
●	EPS of $0.15 as compared to $0.19 in the prior year period
●	EBITDA, a non-GAAP measure, of $2.0 million, as compared to $2.6 million in the prior year period

(2)	Excludes 2 Fatburger locations that were adversely affected by ongoing construction, and 4 Buffalo’s locations with extraordinary adverse conditions from construction, changes in alcohol laws and political sanctions affecting supply chain

Key Financial Definitions

New store openings - The number of new store openings reflects the number of stores opened during a particular reporting period. The total number of new stores per year and the timing of stores openings has, and will continue to have, an impact on our results.

Average unit volumes - Average Unit Volumes for any 12-month period consist of the average sales of all stores over that period that have been open a full year. Average unit volumes are calculated by dividing total sales from all stores open a full year by the number of stores open during that period. The measurement of AUVs allows us to assess changes in guest traffic and per transaction patterns at our stores.

Same-store sales growth – Same-store sales growth reflects the change in year-over-year sales for the comparable store base, which we define as the number of stores open for at least one full fiscal year. Given our focused marketing efforts and public excitement surrounding each opening, new stores often experience an initial start-up period with considerably higher than average sales volumes, which subsequently decrease to stabilized levels after three to six months. Thus, we do not include stores in the comparable base until they have been open for at least one full fiscal year. We expect that this trend will continue for the foreseeable future as we continue to open and expand into new markets.

Conference Call and Webcast

FAT Brands will host a conference call and webcast to discuss financial results for the fiscal third quarter 2017, today at 5:00 PM ET. Hosting the call and webcast will be Andy Wiederhorn, President and Chief Executive Officer; and Ron Roe, Chief Financial Officer.

Interested parties may listen to the conference call via telephone by dialing 1-877-705-6003, or for international callers, 1-201-493-6725. A telephone replay will be available shortly after the call has concluded and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode is 13673895.

The webcast will be available at www.fatbrands.com under the invest section, and will be archived on the site shortly after the call has concluded.

About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets and develops fast casual and casual dining restaurant concepts around the world. The Company currently owns five restaurant brands, Fatburger, Buffalo’s Cafe, Buffalo’s Express and Ponderosa & Bonanza Steakhouses, that have approximately 300 locations open and 300 under development in 32 countries. For more information, please visit www.fatbrands.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the timing and anticipated benefits of the proposed acquisition of Hurricanes, the future financial and operating results of the combined companies, and our ability to pay a cash dividend to our common stockholders. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future. It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements. We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our recent Offering Statement on Form 1-A and our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

Non-GAAP Measures

This press release includes the non-GAAP financial measures of adjusted cash earnings and earnings per share and EBITDA.

Adjusted cash EPS is defined as net income per share with the following adjustments: 1) income taxes are added back to reflect the usage of NOLs at the parent company level which are not paid in cash, but rather credited against an intercompany receivable between FAT Brands and its parent company; 2) the inclusion of franchise fee deposits that are paid in cash, less franchise fees recognized for which cash was received in prior periods.

We have not reconciled guidance for adjusted cash EPS to the corresponding GAAP financial measures because we do not provide guidance for the various reconciling items. We are unable to provide guidance for these reconciling items because we cannot determine their probable significance, as certain items are outside of our control and cannot be reasonably predicted due to the fact that these items could vary significantly from period to period. Accordingly, a reconciliation to the corresponding GAAP financial measure is not available without unreasonable effort.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We use the term EBITDA, as opposed to income from operations, as it is widely used by analysts, investors and other interested parties to evaluate companies in our industry. We believe that EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance. EBITDA is not a measure of our financial performance or liquidity that is determined in accordance with generally accepted accounting principles (“GAAP”), and should not be considered as an alternative to net income (loss) as a measure of financial performance or cash flows from operations as measures of liquidity, or any other performance measure derived in accordance with GAAP.

A reconciliation of net income to EBITDA is set forth below.

Investor Relations:

ICR

Alexis Tessier

IR-FATBrands@icrinc.com

203-682-8286

Media Relations:
Konnect Agency
Shelby Robinson/Emily Johnston
srobinson@konnectagency.com
ejohnston@konnectagency.com
213-988-8344

Pro Forma Combined Income Statement for Fat Brands

(In thousands)

	39 weeks ended September 24, 2017				39 weeks ended September 25, 2016
	Fatburger	Buffalo’s	Ponderosa	Combined	Fatburger	Buffalo’s	Ponderosa	Combined
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Statement of operations data:

Revenues
Royalties	$3,580	$920	$3,202	$7,702	$3,540	$1,021	$3,431	$7,992
Franchise fees	1,683	430	5	2,118	3,128	255	19	3,402
Management fee	47	-	-	47	59	-	-	59
Total revenues	5,310	1,350	3,207	9,867	6,727	1,276	3,450	11,453

General and administrative expenses	1,852	503	2,009	4,364	2,365	491	1,965	4,821

Income from operations	3,458	847	1,198	5,503	4,362	785	1,485	6,632

Other income (expense)
Interest income	-	-	19	19	-	-	18	18
Other income (expense)	(23)	-	-	(23)	(32)	36	-	4
	(23)	-	19	(4)	(32)	36	18	22

Income before income tax expense	3,435	847	1,217	5,499	4,330	821	1,503	6,654

Income tax expense	1,264	277	52	1,593	1,613	269	80	1,962

Net income	$2,171	$570	$1,165	$3,906	$2,717	$552	$1,423	$4,692

Pro Forma Combined Income Statement for Fat Brands

(In thousands)

	13 weeks ended September 24, 2017				13 weeks ended September 25, 2016
	Fatburger	Buffalo’s	Ponderosa	Combined	Fatburger	Buffalo’s	Ponderosa	Combined
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Statement of operations data:

Revenues
Royalties	$1,205	$308	$1,106	$2,619	$1,162	$328	$1,183	$2,673
Franchise fees	529	325	5	859	1,453	-	8	1,461
Management fee	17	-	-	17	14	-	-	14
Total revenues	1,751	633	1,111	3,495	2,629	328	1,191	4,148

General and administrative expenses	552	187	674	1,413	755	125	644	1,524

Income from operations	1,199	446	437	2,082	1,874	203	547	2,624

Other income (expense)
Interest income	-	-	19	19	-	-	5	5
Other income (expense)	(27)	-	(13)	(40)	3	-	-	3
	(27)	-	6	(21)	3	-	5	8

Income before income tax expense	1,172	446	443	2,061	1,877	203	552	2,632

Income tax expense	444	142	18	604	673	66	29	768

Net income	$728	$304	$425	$1,457	$1,204	$137	$523	$1,864

EBITDA Reconciliation

	39 weeks ended September 24, 2017				39 weeks ended September 25, 2016
	Fatburger	Buffalo’s	Ponderosa	Combined	Fatburger	Buffalo’s	Ponderosa	Combined

(in thousands)

Net income	$2,171	$570	$1,165	$3,906	$2,717	$552	$1,423	$4,692
Depreciation expense	-	-	-	-	-	-	-	-
Interest income	-	-	19	19	-	-	18	18
Income tax expense	1,264	277	52	1,593	1,613	269	80	1,962
EBITDA	$3,435	$847	$1,198	$5,480	$4,330	$821	$1,485	$6,636

	13 weeks ended September 24, 2017				13 weeks ended September 25, 2016
	Fatburger	Buffalo’s	Ponderosa	Combined	Fatburger	Buffalo’s	Ponderosa	Combined

(in thousands)

Net income	$728	$304	$425	$1,457	$1,204	$137	$523	$1,864
Depreciation expense	-	-	-	-	-	-	-	-
Interest income	-	-	19	19	-	-	6	6
Income tax expense	444	142	24	610	673	66	29	768
EBITDA	$1,172	$446	$430	$2,048	$1,877	$203	$546	$2,626